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                                                                Exhibit 99.22(k)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 2-82544 on Form N-1A of Lord Abbett Mid-Cap Value Fund, Inc., of our report dated February 22, 2005 on the financial statements of Lord Abbett Mid-Cap Value Fund, Inc. for the year ended December 31, 2004 and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, all of which are part of this Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York
April 28, 2005